Exhibit 4.26

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of February 25, 2010, between Mirant Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in that certain Rights Agreement, dated as of March 26, 2009 (the “Rights Agreement”), by and between the Company and the Rights Agent.

WHEREAS, pursuant to, and subject to the terms of, Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.	Amendments to Section 1

1.1. The following definition of the term “Stockholder Approval” is hereby inserted as new paragraph (y) of Section 1 to the Rights Agreement and the existing paragraphs (y) through (bb) are hereby re-lettered paragraphs (z) through (cc). The definition shall read in their entirety as follows:

“(y) ‘Stockholder Approval’ shall mean the approval of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Shares of the Company entitled to vote, and present, or represented by proxy, at the meeting of stockholders of the Company duly held in accordance with the Company’s Amended and Restated Certificate of Incorporation and applicable law.”

2.	Amendments to Section 7

2.1. Section 7.1(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9 hereof, by certified check, cashier’s check or money order payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on February 25, 2020 (the “ Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “ Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the repeal of Section 382 or any successor statute, or any other change, if the Board determines that this Agreement is no longer necessary for the preservation of tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no tax benefits may be carried forward and no built-in losses may be recognized, (vi) February 25, 2011 if Stockholder Approval has not been obtained prior to such date, or (vii) a determination by the Board, prior to the time any Person becomes an Acquiring Person, that the Rights Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv), (v), (vi) and (vii), the “ Early Expiration Date”).”

3.	Certification by the Company

Pursuant to Section 27 of the Rights Agreement, by its execution and delivery hereof, the Company hereby certifies that this Amendment complies with Section 27 of the Rights Agreement.

4.	Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall form a part of the Rights Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

5.	Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

7.	Severability

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

8.	Descriptive Headings

Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Mirant Corporation

By:
Name:
Title:

Mellon Investor Services LLC as Rights Agent

By:
Name:
Title: